                                                                    EXHIBIT 12.1


                             Nexstar Finance, L.L.C.

                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                                                                                  Pro Forma
                                                                                                              -------------------
                                      December  December  December  December  December  September  September  December  September
                                      31, 1996  31, 1997  31, 1998  31, 1999  31, 2000   30, 2000   30, 2001  31, 2000   30, 2001
                                      --------  --------  --------  --------  --------  ---------  ---------  --------  ---------
Pre-tax income (loss) from
  continuing operations                (1,255)   (1,579)     (89)     5,508     18,570     9,529     (2,274)   14,778    (1,595)
                                       ------    ------    -----     ------     ------    ------     ------    ------    ------

Fixed Charges:

Interest expense and amortization
  of debt discount                        893     2,632    11,452    16,020     19,736    16,946     28,729    38,680    29,513

Rent expense:                              27        50       103       166        212       159        187       212       187
                                       ------    ------    -----     ------     ------    ------     ------    ------    ------

Total fixed charges                       920     2,682    11,555    16,186     19,948    17,105     28,916    38,892    29,700
                                       ------    ------    -----     ------     ------    ------     ------    ------    ------

Pre-tax income (loss) from
  continuting operations plus
  fixed charges                          (335)    1,103    11,466    21,694     38,518    26,634     26,642    53,670    28,105

Ratio of earnings to fixed charges          -         -         -       1.3        1.9       1.6          -       1.4         -

Deficiency  to cover fixed charges      1,255     1,579        89         -          -        -       2,274         -     1,595